Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of CIM Income NAV, Inc. (the “Company”) in the Company’s Registration Statement (the “Registration Statement”) on Form S-11 to be filed on the date hereof, and the prospectus included therein (the “Prospectus”); (2) the inclusion in footnote 5 on page 106 of the Prospectus of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the charts on page 105 of the Prospectus of $783,106,900 and $755,586,899 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of September 30, 2019 and June 30, 2019, respectively; and (3) the inclusion in footnote 8 on page 106 of the Prospectus of disclosure that the amounts presented in the “Outstanding Debt” line items in the charts on page 105 of the Prospectus of $351,154,183 and 348,623,147 represent the estimated values of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of September 30, 2019 and June 30, 2019, respectively.

CBRE, Inc.

	By:	/s/ Michael Rowland
Name: Michael Rowland, as Agent of CBRE
February 10, 2020		Title: Executive Managing Director